Exhibit 99.1
                              ATLAS MINING COMPANY
                                   P O BOX 968
                               OSBURN, IDAHO 83849

                                                                Symbol: ALMI
October 24, 2003

MESSAGE TO ATLAS MINING COMPANY SHAREHOLDERS

Over the past several months we have continued to make strides toward our goals. Our number one goal has been to get the Dragon Mine into production. The purity and unique attributes of our clay have resulted in the rapid expansion of our potential market through the addition of both new users and new applications. We have been in close contact with researchers at Montana State University, who have been hired by the United States Government to find commercial uses for government-owned patents. For example, the Naval Research Laboratory has created a method for using microtubules from halloysite clay as a time-release mechanism with a wide-variety of functions. Along with more conventional applications, we believe that such innovative discoveries will increase demand for our product. So far this year:

         o We have completed a drilling program to determine the extent of the halloysite clay bed and to verify information from previous owners.
         o We have completed studies and analysis on costs of development, mining and processing.
         o We have continued to work with the US Naval Research Lab, Montana State University, Yale Medical School Research Lab, and others to move new applications closer to reality.
         o We have processed bulk samples of our product through three different milling systems in pursuit of an optimal method.
         o We have formed an advisory board to assist us in our product development and marketing. Dr. Ron Price, Dr. Paul Adler and Mr. Gareth Tang have joined this team and are very supportive of our efforts.

One concern we have had this past year is the lack luster performance of our stock. We went through tremendous efforts and expense to get the company into a fully-reporting status with the Security and Exchange Commission, and have strived to keep up our filings. We have targeted a property (the Dragon Mine) with great potential that is environmentally sound, and with a fairly economical cost factor for development. In the mining industry this does not happen very often. We have a resource of at least 300,000 tons of unique halloysite clay with a minimum value of $450.00 per ton. This equates to over $4.00 per share value to our shareholders. If the rest of the investing public understood as well as you our shareholder, the significance of this we would not be struggling with a market price of ALMI in the ten-cent range.

Ron Short was hired this year as our Operations Manager. His duties include bidding contracting projects, as well as helping us to establish a plan for the Dragon Mine and the Costa Rica gold project. Ron & I have recently returned from a trip to the Dragon Mine to inspect the shaft, and to formulate a plan to get into a bed of halloysite near the surface. Ron is equally willing to spend time getting his hands dirty working on a project or to spend time on detailed planning and paperwork.

Our contracting entity has been working steadily this year. Although smaller jobs, the cash flow has helped to maintain our day to day activities. I am very proud of Frank Fausett, our operations supervisor, for the good work he has done for us. With Frank's efforts we have continued to keep our presence in the industry. Our recent agreement to manage a gold property in Costa Rica will help provide an additional long term source of income for our company. This project became available to us because of our knowledge of underground narrow vein mining and our reputation and integrity that people like Frank and Ron bring to the company.

Our logging activities this year got off to a slow start first due to lumber prices, and then fire danger. We have found a window of opportunity this fall to move into the woods, and are optimistic that our loggers will be able to create some additional cash flow for us before winter.

One other goal we have been pursuing has been that of finding a merger partner which will bring assets and positive cash flow into the company. We have met with a number of candidates, and are continuing to do so. The reasoning behind this effort is to bring more value to the company and the shareholders. By adding value and positive cash flow to the company the results would be greatly beneficial to us. We hope to be able to make an announcement to you during the next few months regarding this.

As we move closer to realizing our goals at the Dragon Mine and with our other diverse natural resource interests, I am very excited about the future of our company. We appreciate your continued support of Atlas Mining Company.


William T Jacobson
President